Exhibit 99.1
For Immediate Release
Red Lion Hotels Corporation Reports
Strong Second Quarter 2007 Results
RevPAR at Owned and Leased Hotels Increases 14.3%
SPOKANE, WA, August 9, 2007 — Red Lion Hotels Corporation (NYSE:RLH) today announced results for the second quarter and six months ended June 30, 2007.
Key Second Quarter Results
•	RevPAR (revenue per available room) at owned and leased hotels increased 14.3%

•	ADR (average daily rate) at owned and leased hotels increased 6.4% to $88.51

•	Occupancy at owned and leased hotels increased 4.6 percentage points to 66.5%

•	RevPAR increased 10.6% to $56.11 at system-wide hotels

•	Total revenues from continuing operations increased 12.1% to $49.0 million

•	Hotel segment direct operating margin improved 239 basis points

•	EBITDA from continuing operations increased 19.0% to $10.1 million

•	Net income from continuing operations increased 29.9% to $2.5 million

•	EPS from continuing operations was $0.13 per fully diluted share, compared to $0.12 per share in the second quarter of 2006

•	Net income increased 5.7% to $2.2 million, or $0.11 per fully diluted share

•	Completed non-core hotel divestment plan, generating $3.9 million in gross proceeds in the quarter and total gross proceeds of $72.6 million overall
Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation, said, “We are very pleased with the second quarter results. Our hotels drove RevPAR growth that outpaced our competitors’ growth and resulted in higher margins and EBITDA. Our performance demonstrates the success of our strategic initiative to establish the upscale Red Lion brand as the platform for longer-term expansion.”
Second Quarter Results
The company’s total revenues from continuing operations during the quarter were $49.0 million, up 12.1% from the same quarter of 2006. Revenues in the hotel segment were up 10.8% over the prior year period to $44.8 million. Franchise and management revenues increased to $0.8 million. Revenues in the entertainment segment increased 6.2% to $2.6 million. Other revenues totaled $0.7 million, up from $0.1 million in the second quarter of 2006.

EBITDA from continuing operations and net income from continuing operations increased 19.0% and 29.9%, respectively, in the second quarter of 2007. Overall reported net income was $2.2 million, or $0.11 per fully diluted share, compared to $2.1 million, or $0.14 per fully diluted share, in the prior year period.
Six Month Results
The company’s total revenues from continuing operations during the six months ended June 30, 2007 were $88.3 million, up 11.1% from the first half of 2006. Revenues in the hotel segment increased 10.8% over the prior year period to $79.2 million. Franchise and management revenues increased to $1.6 million. Revenues in the entertainment segment were up slightly to $6.0 million and other revenues totaled $1.5 million.
EBITDA from continuing operations increased 25.6% in the first half of 2007 and net income from continuing operations increased $1.3 million, or $0.08 per diluted share. Overall reported net income was $0.2 million, or $0.01 per fully diluted share, an increase of $1.1 million, or $0.07 cents per diluted share from the prior year period.
Hotel Operations
RevPAR at the company’s owned and leased hotels increased 14.3% in the second quarter of 2007, driven by a 6.4% increase in ADR and a 4.6 percentage point increase in occupancy. For comparable system-wide hotels, RevPAR increased 10.6% in the second quarter of 2007, driven by a 6.7% increase in ADR and a 2.3 percentage point increase in occupancy.
RevPAR increases in the first and second quarters of 2007 were due to increases in rate and occupancy driven by the enhanced Red Lion brand. In addition, rooms were out of service for renovations at owned and leased hotels in the comparable periods in 2006. The company does not exclude rooms out of service for renovations at owned, leased or franchised hotels in calculating RevPAR or occupancy.
Revenues from continuing operations for owned and leased hotels increased 10.8% to $44.8 million during the second quarter of 2007. This increase was primarily driven by a 15.1% increase in hotel room revenues. The hotels segment direct operating profit increased 21.7% to $12.0 million in the second quarter of 2007. Direct operating margin for the hotels segment improved 239 basis points to 26.9% in the second quarter of 2007.
“Our strategic brand initiatives drove strong RevPAR increases in the second quarter,” commented John Taffin, Executive Vice President, Hotel Operations. “We have been successful at adjusting our mix of business to maximize rate and occupancy, resulting in higher profits.”
RevPAR at the company’s owned and leased hotels increased 14.2% in the first half of 2007, driven by an 8.1% increase in ADR and a 3.2 percentage point increase in occupancy. For comparable system-wide hotels, RevPAR increased 10.6% in the first half of 2007, driven by a 7.3% increase in ADR and a 1.8 percentage point increase in occupancy.
Revenues from continuing operations for owned and leased hotels increased 10.8% to $79.2 million during the first half of 2007. The hotels segment direct operating profit increased 26.1% to $16.5 million in the first half of 2007. Direct operating margin for the hotels segment improved 251 basis points to 20.8% in the first half of 2007.

Recent Highlights and Key Events
Completion of Non Core Asset Disposition Plan
During the quarter, the company completed the sale of the WestCoast Outlaw Hotel in Kalispell, Montana, generating gross proceeds of $3.8 million. This was the final hotel property of the 11 non-core hotel properties identified under the company’s non-core asset disposition plan. In total, the sale of non-core assets generated $72.6 million in gross proceeds, which after payment of transaction expenses and taxes and the repayment of $20.0 million in associated property debt, generated net cash of $46.3 million. The proceeds were used to fund renovations at company-owned hotels and enhance the Red Lion brand.
Red Lion Hotel Sacramento
The company is also pleased to announce that in July 2007, it entered into an agreement to sublease the Red Lion Hotel Sacramento to a third party with an initial term expiring in 2020. The sublease agreement provides for annual rent payments to the company of $1.4 million, which will effectively reduce the company’s consolidated annual aggregate rent expense for all leased properties by that amount. The party subleasing the hotel has also entered into a franchise agreement with the company and has committed to make a multi-million dollar investment to further improve and reposition the hotel. Overall, this transaction will have a positive impact on the company’s EBITDA because the sublease payment coupled with the new franchise fees will exceed the hotel’s current EBITDA before lease expense. Revenues at the hotel in 2006 and the six months ended June 30, 2007 were $8.6 million and $4.2 million, respectively. EBITDA at the hotel before any lease expense charge in 2006 and the six months ended June 30, 2007 was $0.7 million and $0.3 million, respectively.
Lincoln Plaza
During the fourth quarter of 2006, the company listed for sale the Lincoln and Grant office and retail buildings in Spokane, Washington. In July 2007, the company announced that it had entered into an agreement for the sale of the buildings to Barbieri Real Estate Company for $13.3 million in a tax advantaged transaction. The buildings were marketed nationally and the company received multiple offers at or below that sale price. The structure of the sale anticipates payment through a combination of cash, Red Lion Hotels Corporation common stock, Red Lion Hotels Limited Partnership limited partner units, and the assumption of debt. This structure allows a portion of the company’s tax on the gain to be deferred which will enhance the economic return to the company. The sale, approved by the independent members of the company’s board of directors, is expected to close by the end of the third quarter 2007.
Renovations at Franchised Hotels
In 2006, the company implemented new upscale brand standards that all Red Lion Hotels are required to meet by the end of 2007. These new standards are intended to be consistent with or better than the finishes commonly found in new homes and feature upgrades that include granite vanities, plush pillow top beds and other upscale furnishings and décor throughout guestrooms, lobbies and meeting areas.

Franchise Update
During the quarter, the temporary franchise agreement for a hotel in Portland, Oregon expired and a limited service property in Vancouver, Washington left the system following a sale. As previously reported, a franchised hotel in San Diego, California ceased being a member of the system during the second quarter of 2007. A franchised hotel in Butte, Montana also left the system in the second quarter of 2007 in connection with a legal settlement relating back to the company’s acquisition of Red Lion Hotels, Inc. in 2001. As of June 30, 2007, the company had 20 franchised hotels representing 2,992 rooms.
Outlook for 2007
The company is increasing its previous guidance for 2007. The company now expects 2007 RevPAR growth for company owned and leased hotels in the range of 9% to 11%, driven by increases in ADR and occupancy. It also now expects direct hotel operating margins in 2007 to improve between 150 and 250 basis points and EBITDA from continuing operations in 2007 to be in the range of $32 to $33 million.
Final Comments
“We are pleased to be able to increase our guidance for 2007. It reflects our strong performance so far this year and our confidence in the outlook for the hotel industry in the regions where we operate. We look forward to our franchised hotels completing their upgrades to our new Red Lion brand standards, and will continue to focus on our strategic initiative to expand the Red Lion brand to new markets,” Mr. Coffey concluded.
Conference Call
     The company will host a conference call at 11:00 a.m. PT (2:00 p.m. ET) on Thursday, August 9, 2007 to discuss financial results for the second quarter and six months ended June 30, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 428-4471. International callers should dial (612) 332-0819. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 5:00 p.m. PT on August 9, 2007 through September 9, 2007 at (800) 475-6701 or (320) 365-3844 (International) access code — 882205. The replay will also be available shortly after the call on the Red Lion website for 90 days.
About Red Lion Hotels Corporation
     Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale and upscale, full service hotels under its Red Lion® brand. As of June 30, 2007 the RLH hotel network was comprised of 52 hotels located in eight states and one Canadian province, with 9,079 rooms and 467,529 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 and in other documents filed by the company with the Securities and Exchange Commission.

Contact:
Red Lion Hotels Corporation	CCG Investor Relations
Julie Langenheim, Investor Relations Manager	Crocker Coulson, President
(509) 777-6322	Elaine Ketchmere, VP Financial Writing
(310) 477-9800
###

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended June 30,
	2007	2006	$ Change	% Change

Revenue:
Hotels	$44,839	$40,451	$4,388	10.8%
Franchise and management	782	641	141	22.0%
Entertainment	2,642	2,487	155	6.2%
Other	731	138	593	429.7%

Total revenues	48,994	43,717	5,277	12.1%

Operating expenses:
Hotels	32,791	30,549	2,242	7.3%
Franchise and management	133	187	(54)	-28.9%
Entertainment	2,604	2,056	548	26.7%
Other	466	453	13	2.9%
Depreciation and amortization	3,996	2,925	1,071	36.6%
Hotel facility and land lease	1,737	1,716	21	1.2%
Gain on asset dispositions, net	(49)	(1,155)	1,106	95.8%
Undistributed corporate expenses	1,505	1,284	221	17.2%

Total expenses	43,183	38,015	5,168	13.6%

Operating income	5,811	5,702	109	1.9%

Other income (expense):
Interest expense	(2,309)	(3,359)	1,050	31.3%
Expense of early extinguishment of debt, net	—	(805)	805	100.0%
Minority interest in partnerships, net	(14)	(96)	82	85.4%
Other income, net	284	743	(459)	-61.8%

Income from continuing operations before income taxes	3,772	2,185	1,587	72.6%

Income tax expense	1,263	253	1,010	399.2%

Net income from continuing operations	2,509	1,932	577	29.9%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax benefit (expense) of $37 and ($80)	(67)	148	(215)
Net loss on disposal of discontinued business units, net of income tax benefit of $134	(244)	—	(244)

Income (loss) from discontinued operations	(311)	148	(459)

Net income	$2,198	$2,080	$118	5.7%

EBITDA (1)	$9,678	$8,869	$809	9.1%
EBITDA as a percentage of revenues (2)	19.5%	19.3%

EBITDA from continuing operations (1)	$10,077	$8,469	$1,608	19.0%
EBITDA from continuing operations (2) as a percentage of revenues	20.6%	19.4%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income (loss) as defined by generally accepted accounting principles in the United States (“GAAP”) and such information should not be considered as an alternative to net income (loss), cash flows from operations or any other measure of performance prescribed by GAAP. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $49,592,000 and $46,004,000 for the three months ended June 30, 2007 and 2006, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended June 30,
	2007	2006	$ Change

Earnings per share — basic: (1)
Net income from continuing operations	$0.13	$0.13	$—
Income (loss) from discontinued operations	(0.02)	0.01	(0.03)

Net income	$0.11	$0.14	$(0.03)

Earnings per share — diluted: (1)
Net income from continuing operations	$0.13	$0.12	$0.01
Income (loss) from discontinued operations	(0.02)	0.01	(0.03)

Net income	$0.11	$0.13	$(0.02)

Weighted average shares — basic	19,199	15,120
Weighted average shares — diluted	19,697	15,674
Key Comparable System-wide Hotel Statistics: (2)

	Three months ended June 30,
	2007	2006	$ Change	% Change

Average occupancy(3)	65.3%	63.0%
ADR(4)	$85.87	$80.48	$5.39	6.7%
RevPAR(5)	$56.11	$50.72	$5.39	10.6%

(1)	For the three months ended June 30, 2007, 319,863 of the 1,312,809 options to purchase common shares outstanding as of that date were considered dilutive. For the three months ended June 30, 2006, 411,576 of the 1,132,840 options to purchase common shares outstanding as of that date were considered dilutive. For those same periods, all of the 142,663 convertible operating partnership (“OP”) units, respectively, were considered dilutive. For the three months ended June 30, 2007, the 44,473 units of unissued restricted stock outstanding were considered dilutive. For the three months ended June 30, 2006, 11,121 units of unissued restricted stock outstanding were dilutive. All convertible debt instruments outstanding at June 30, 2006 were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Six months ended June 30,
	2007	2006	$ Change	% Change

Revenue:
Hotels	$79,220	$71,479	$7,741	10.8%
Franchise and management	1,571	1,217	354	29.1%
Entertainment	5,989	5,858	131	2.2%
Other	1,518	911	607	66.6%

Total revenues	88,298	79,465	8,833	11.1%

Operating expenses:
Hotels	62,765	58,425	4,340	7.4%
Franchise and management	396	409	(13)	-3.2%
Entertainment	5,459	4,956	503	10.1%
Other	948	1,139	(191)	-16.8%
Depreciation and amortization	8,016	5,809	2,207	38.0%
Hotel facility and land lease	3,451	3,411	40	1.2%
Gain on asset dispositions, net	(239)	(1,337)	1,098	82.1%
Undistributed corporate expenses	2,955	2,268	687	30.3%

Total expenses	83,751	75,080	8,671	11.5%

Operating income	4,547	4,385	162	3.7%

Other income (expense):
Interest expense	(4,551)	(6,736)	2,185	32.4%
Expense of early extinguishment of debt, net	—	(805)	805	100.0%
Minority interest in partnerships, net	(1)	10	(11)	-110.0%
Other income, net	592	1,070	(478)	-44.7%

Income (loss) from continuing operations before income taxes	587	(2,076)	2,663	128.3%

Income tax (expense) benefit	57	(1,323)	1,380	104.3%

Net income (loss) from continuing operations	530	(753)	1,283	170.4%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefits of $45 and $95	(81)	(170)	89	52.4%
Net gain (loss) on disposal of discontinued business units, net of income tax benefit (expense) of $140 and ($16)	(256)	30	(286)

Loss from discontinued operations	(337)	(140)	(197)	-140.7%

Net income (loss)	$193	$(893)	$1,086	121.6%

EBITDA (1)	$12,712	$10,605	$2,107	19.9%
EBITDA as a percentage of revenues (2)	14.2%	12.7%

EBITDA from continuing operations (1)	$13,154	$10,469	$2,685	25.6%
EBITDA from continuing operations (2) as a percentage of revenues	14.9%	13.2%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income (loss) as defined by generally accepted accounting principles in the United States (“GAAP”) and such information should not be considered as an alternative to net income (loss), cash flows from operations or any other measure of performance prescribed by GAAP. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $89,479,000 and $83,438,000 for the six months ended June 30, 2007 and 2006, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings (Loss) Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Six months ended June 30,
	2007	2006	$ Change

Earnings (loss) per share — basic: (1)
Net income (loss) from continuing operations	$0.03	$(0.05)	$0.08
Loss from discontinued operations	(0.02)	(0.01)	(0.01)

Net income (loss)	$0.01	$(0.06)	$0.07

Earnings (loss) per share — diluted: (1)
Net income (loss) from continuing operations	$0.03	$(0.05)	$0.08
Loss from discontinued operations	(0.02)	(0.01)	(0.01)

Net income (loss)	$0.01	$(0.06)	$0.07

Weighted average shares — basic	19,174	14,182
Weighted average shares — diluted	19,667	14,182
Key Comparable System-wide Hotel Statistics: (2)

	Six months ended June 30,
	2007	2006	$ Change	% Change

Average occupancy(3)	59.8%	58.0%
ADR(4)	$83.54	$77.86	$5.68	7.3%
RevPAR(5)	$49.92	$45.14	$4.78	10.6%

(1)	For the six months ended June 30, 2007, 320,454 of the 1,312,809 options to purchase common shares outstanding as of that date were considered dilutive. For the six months ended June 30, 2006, all of the 1,132,840 options to purchase common shares outstanding as of that date were considered anti-dilutive due to the loss for the period. For the six months ended June 30, 2007, all of the 142,663 convertible operating partnership (“OP”) units were considered dilutive, as were 44,472 units of unissued restricted stock. At June 30, 2006, the 142,663 OP Units and the then outstanding 11,121 units of unissued restricted stock were considered anti-dilutive due to the loss. All convertible debt instruments outstanding at June 30, 2006 were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	June 30	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$20,662	$13,262
Investments	—	7,635
Restricted cash	3,394	2,756
Accounts receivable, net	10,915	9,309
Inventories	1,492	1,523
Prepaid expenses and other	7,311	3,907
Assets of discontinued operations	10,706	14,539

Total current assets	54,480	52,931

Property and equipment, net	251,892	250,575
Goodwill	28,042	28,042
Intangible assets, net	11,836	12,097
Other assets, net	7,394	7,793

Total assets	$353,644	$351,438

Liabilities:
Current liabilities:
Accounts payable	$5,453	$8,732
Accrued payroll and related benefits	5,562	6,058
Accrued interest payable	345	422
Advance deposits	816	315
Other accrued expenses	10,668	10,381
Long-term debt, due within one year	5,356	2,267
Liabilities of discontinued operations	7,925	4,112

Total current liabilities	36,125	32,287

Long-term debt, due after one year	78,899	83,005
Deferred income	6,639	7,017
Deferred income taxes	15,783	14,259
Minority interest in partnerships	256	254
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	168,527	167,647

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,213,019 and 19,118,692 shares issued and outstanding	192	191
Additional paid-in capital, common stock	149,023	147,891
Retained earnings	35,902	35,709

Total stockholders’ equity	185,117	183,791

Total liabilities and stockholders’ equity	$353,644	$351,438

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Six months ended June 30,
	2007	2006
Operating activities:
Net income (loss)	$193	$(893)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,034	6,020
Gain on disposition of property, equipment and other assets, net	(239)	(1,337)
(Gain) loss on disposition of discontinued operations, net	397	(46)
Expense of early extinguishment of debt, net	—	805
Deferred income tax provision	1,686	800
Minority interest in partnerships	2	(11)
Equity in investments	20	(207)
Imputed interest expense	104	—
Compensation expense related to stock issuance	563	307
Provision for (collection of) doubtful accounts	(52)	242
Change in current assets and liabilities:
Restricted cash	(638)	635
Accounts receivable	(1,125)	(653)
Inventories	36	35
Prepaid expenses and other	(3,428)	(3,141)
Accounts payable	(3,334)	(1,731)
Accrued payroll and related benefits	(516)	(964)
Accrued interest payable	(64)	(29)
Other accrued expenses and advance deposits	774	3,983

Net cash provided by operating activities	2,413	3,815

Investing activities:
Purchases of property and equipment	(9,315)	(21,400)
Proceeds from disposition of property and equipment	—	22
Proceeds from disposition of discontinued operations	3,771	5,137
(Purchases of) proceeds from short-term liquid investments	7,635	(23,200)
Proceeds from (advances to) Red Lion Hotels Capital Trust	(17)	498
Other, net	(266)	104

Net cash provided by (used in) investing activities	1,808	(38,839)

Financing activities:
Repayment of long-term debt	(1,120)	(1,797)
Borrowings on long-term debt	3,926	—
Proceeds from common stock offering	—	60,420
Repayment of debentures including expense of early extinguishment	—	(17,403)
Proceeds from issuance of common stock under employee stock purchase plan	88	66
Proceeds from stock option exercises	320	326
Additions to deferred financing costs	—	(48)

Net cash provided by financing activities	3,214	41,564

Net cash in discontinued operations	(35)	72

Change in cash and cash equivalents:
Net increase in cash and cash equivalents	7,400	6,612
Cash and cash equivalents at beginning of period	13,262	13,533

Cash and cash equivalents at end of period	$20,662	$20,145

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of June 30, 2007

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	5,833	299,328
Managed Hotels	1	254	36,000
Red Lion Franchised Hotels	20	2,992	132,201

Total	52	9,079	467,529

Total Red Lion Hotels	51	8,825	431,529
Comparable Hotel Statistics (1)

	Three months ended June 30, 2007			Three months ended June 30, 2006
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Red Lion Hotels:
Owned and Leased Hotels	66.5%	$88.51	$58.85	61.9%	$83.22	$51.48
Franchised Hotels	61.9%	$75.55	$46.80	64.3%	$70.38	45.27

Total Red Lion Hotels	65.2%	$84.90	$55.32	62.6%	$79.32	49.65

System-wide (5)	65.3%	$85.87	$56.11	63.0%	$80.48	$50.72

Change from prior comparative period:
Red Lion Hotels:
Owned and Leased Hotels	4.6	6.4%	14.3%
Franchised Hotels	(2.4)	7.3%	3.4%

Total Red Lion Hotels	2.6	7.0%	11.4%

System-wide (5)	2.3	6.7%	10.6%

	Six months ended June 30, 2007			Six months ended June 30, 2006
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Red Lion Hotels:
Owned and Leased Hotels	59.8%	$85.40	$51.06	56.6%	$78.99	$44.73
Franchised Hotels	58.7%	$74.87	$43.92	59.8%	$71.05	42.46

Total Red Lion Hotels	59.5%	$82.35	$48.96	57.5%	$76.56	44.06

System-wide (5)	59.8%	$83.54	$49.92	58.0%	$77.86	$45.14

Change from prior comparative period:
Red Lion Hotels:
Owned and Leased Hotels	3.2	8.1%	14.2%
Franchised Hotels	(1.1)	5.4%	3.4%

Total Red Lion Hotels	2.0	7.6%	11.1%

System-wide (5)	1.8	7.3%	10.6%

(1)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(5)	Includes all hotels owned, leased, managed and franchised, presented on a comparable basis for hotel statistics. This includes one managed property not utilizing the Red Lion brand.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
During the three months ended June 30, 2006, we recorded charges for early extinguishment of debt totaling $805,000 in connection with our retirement of certain debentures. In addition during that same quarter, we divested the real estate management business in a tax-free reorganization, resulting in a net gain of approximately $993,000. As a result, the operations as presented in the accompanying financial statements may not reflect a meaningful comparison of continuing operations between periods. The following table represents a reconciliation of certain earnings measures from continuing operations before special items to earnings from continuing operations after special items.

	Three months ended June 30, 2007			Three months ended June 30, 2006
	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$2,509	$10,077	$0.13	$1,811	$8,281	0.12
Special items:
Expense of early extinguishment of debt, net (1)	—	—	—	(805)	(805)	(0.05)
Gain on asset dispositions -
Real Estate Management Business (2)	—	—	—	993	993	0.06
Income tax benefit of special items (3)	—	—	—	(67)	—	(0.01)

Amount per consolidated statement of operations	$2,509	$10,077	$0.13	$1,932	$8,469	$0.12

Change from the comparative period:
Amount before special items	38.6%	21.7%	7.9%
Amount per consolidated statement of operations	29.9%	19.0%	6.1%

	Six months ended June 30, 2007			Six months ended June 30, 2006
	Net Income	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$530	$13,154	$0.03	$(874)	$10,281	(0.06)
Special items:
Expense of early extinguishment of debt, net (1)	—	—	—	(805)	(805)	(0.06)
Gain on asset dispositions -
Real Estate Management Business (2)	—	—	—	993	993	0.07
Income tax benefit of special items (3)	—	—	—	(67)	—	—

Amount per consolidated statement of operations	$530	$13,154	$0.03	$(753)	$10,469	$(0.05)

Change from the comparative period:
Amount before special items	160.6%	27.9%	147.4%
Amount per consolidated statement of operations	170.4%	25.6%	160.0%

(1)	Line item as presented on the accompanying consolidated statements of operations.

(2)	Amount as included in the line item “Gain on asset dispositions” on the accompanying consolidated statements of operations.

(3)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income (Loss)
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
EBITDA from continuing operations	$10,077	$8,469	$13,154	$10,469
Income tax (expense) benefit — continuing operations	(1,263)	(253)	(57)	1,323
Interest expense — continuing operations	(2,309)	(3,359)	(4,551)	(6,736)
Depreciation and amortization — continuing operations	(3,996)	(2,925)	(8,016)	(5,809)

Net income (loss) from continuing operations	2,509	1,932	530	(753)
Income (loss) from discontinued operations	(311)	148	(337)	(140)

Net income (loss)	$2,198	$2,080	$193	$(893)

EBITDA	$9,678	$8,869	$12,712	$10,605
Income tax (expense) benefit	(1,092)	(334)	129	1,401
Interest expense	(2,383)	(3,423)	(4,614)	(6,878)
Depreciation and amortization	(4,005)	(3,032)	(8,034)	(6,021)

Net income (loss)	$2,198	$2,080	$193	$(893)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss), which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.